Exhibit 23.2

December 6, 2024

Cuprina Holdings (Cayman) Limited

c/o Blk 1090 Lower Delta Road #06-08

Singapore 16920

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Cuprina Holdings (Cayman) Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ KOH PEE KEAT
Name:	KOH PEE KEAT